Exhibit 99.1

                                                    6915 Red Road  Suite 222
                                                    Coral Gables, Florida  33143
                                                    Telephone: 305-666-6565
                                                    Fax: 305-666-3994

                            CAPITAL SOLUTIONS I, INC.


August 16, 2005
                               NEWS ON BEHALF OF
Capital Solutions I, Inc.
CONTACT
Christopher Astrom (305)666-6565
Trading Symbol 0TCBB:CSON.OB


Victory Petroleum, Inc.
Carlos Fontecilla (305)255-7101
www.pnr.development.com


                    CAPITAL SOLUTIONS 1, INC (OTCBB:CSON.OB)
        DEFINITIVE AGREEMENT SUBMITTED FOR PURCHASE OF VICTORY PETROLEUM

CORAL GABLES, FLORIDA - Capital Solutions I, Inc., (OTCBB: CSON.OB), announces the execution of an addendum to the letter of intent to acquire Victory Petroleum, Inc., a Florida corporation and 27 affiliated entities (collectively, "Victory") which was originally executed on June 15, 2005 and which was extended on July 15, 2005. The addendum extends the deadline for the execution of definitive agreements until September 30, 2005. First drafts of the definitive agreements have been completed and are currently being reviewed and edited by each party's attorneys. The extension is primarily for the purpose of completing the multiple detailed schedules and exhibits to the definitive agreements.
         Subject to the satisfaction of all conditions precedent contained in the Purchase Agreement(s), Capital Solutions will acquire ownership of twenty seven (27) parcels of real property and buildings and improvements thereon, and existing lease agreements associated therewith, and Victory Petroleum, Inc., constituting its petroleum distributorship business all of which are located in South Florida.
         The aggregate purchase price for the transaction shall be approximately forty six million dollars ($46,000,000.00), subject to numerous adjustments.
         The transaction will be subject to the completion of due diligence and other customary closing conditions. There is no assurance this transaction will be completed. About Capital Solutions:
         Until recently the company has been relatively dormant in search of a merger partner. On May 26, 2005, the company acquired Bedrock Holdings, Inc., whose principals are experienced in the areas of capital investments and markets.










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About Victory:

         Victory has been in the business of distributing gasoline for Exxon petroleum for five (5) years and more recently for Chevron and Texaco, in the South Florida area. Victory supplies fifty (50) gas stations and last year the Company distributed approximately fifty million (50,000,000) gallons of gasoline.
         This press release does not constitute an offer of any securities for sale.
         This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the company's limited operating history and history of losses, the inability to successfully obtain further funding, the inability to raise capital on terms acceptable to the company, the inability to compete effectively in the marketplace, the inability to complete the proposed acquisition and such other risks that could cause the actual results to differ materially from those contained in the company's projections or forward-looking statements. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and the company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.